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                                                                  Exhibit 5


                       [Wyatt, Tarrant & Combs, LLP letterhead]



                                 October 16, 2002



Board of Directors
Churchill Downs Incorporated
Louisville, Kentucky 40208

Ladies and Gentlemen:

                  We have acted as counsel to Churchill Downs Incorporated, a Kentucky corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), to register 600,000 additional shares (the
"Shares") of the Company's common stock, no par value, issuable under the Churchill Downs Incorporated Fourth Amended and Restated 1997 Stock Option Plan (the "Plan").

                  We have examined and are familiar with the Company, its organization and proceedings related thereto. We have also examined such other documents and procedures as we have considered necessary for the purpose of this opinion.

                  We have assumed, for purposes of this opinion, that the Shares will be validly authorized on the respective dates of issuance of the Shares under the Plan, and that, on the dates of issuance of the Shares under the Plan, the obligations of the Company under the Plan will constitute


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Board of Directors
October 16, 2002
Page 2

the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

                  Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the Shares are duly authorized and, when issued and sold in accordance with the Registration Statement, the prospectus delivered to participants in the Plan pursuant to the requirements of the Act, the pertinent provisions of any applicable state securities laws and the Plan, will be duly and validly issued, fully paid and nonassessable.

                  We express no opinion with respect to Shares issuable under the Plan which are purchased by the Company on the open market or in private transactions and are not original issuance shares.

                  We are members of the Bar of the Commonwealth of Kentucky and, accordingly, do not purport to be experts on or express any opinion herein concerning any law other than the laws of the Commonwealth of Kentucky, and the federal law of the United States.

                  Our opinion is directed to the Board of Directors of the Company and may not be relied upon by any persons other than said directors, recipients of the prospectus and participants in the Plan. We expressly disclaim any responsibility for advising you of any change hereafter occurring in circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion.

                  We hereby consent to the filing of this opinion, or copies thereof, as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Sincerely,

                                          WYATT, TARRANT & COMBS, LLP

                                          /s/ Wyatt, Tarrant & Combs, LLP